SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             BlackRock Real Asset Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  40 East 52nd Street
                  New York, New York 10022

Telephone Number (including area code):

                  (800) 882-0052

Name and address of agent for service of process:

                  Anne F. Ackerley
                  40 East 52nd Street
                  New York, New York 10022

With copies of Notices and Communications to:

                  Michael K. Hoffman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036


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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES      [X]               NO      [ ]






                                       2

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                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 19th day of July, 2006.


[SEAL]

                                           BlackRock Real Asset Trust
                                           (REGISTRANT)


                                           By: /S/Anne F. Ackerley
                                               --------------------------------
                                               Anne F. Ackerley
                                               Sole Trustee


Attest: /S/Anne F. Ackerley
        --------------------------
        Anne F. Ackerley
        Sole Trustee